Appleton Reports First Quarter 2009 Results

Sequential earnings rebound on the strength of aggressive cost control efforts and lower input costs

First Quarter 2009 Financial Highlights
•	Achieved operating income of $7.4 million compared to an operating loss of $32.5 million in Q4 2008 and operating income of $10.3 million in Q1 2008.
•	Net sales of $212.5 million were down 5.4% compared to Q4 2008 and down 10.2% compared to Q1 2008.
•	Reduced selling, general and administrative expenses by approximately $10 million compared to Q4 and Q1 2008.
•	Recorded a $5.5 million gain from purchases of $7.5 million face value of senior subordinated notes.
•	Recorded $5.1 million of capital spending compared to $24.9 million in Q4 2008 and $26.0 million in Q1 2008.

(Appleton, Wis., May 4, 2009)  Appleton reported net sales of $212.5 million for first quarter ended April 5, 2009. First quarter 2009 net sales decreased 5.4 percent compared to fourth quarter 2008 and decreased 10.2 percent compared to first quarter 2008. The decrease was largely due to weak economic conditions worldwide. Currency volatility and the ongoing strengthening of the U.S. dollar affected the Company’s competitive position in international markets.

Appleton achieved operating income of $7.4 million compared to an operating loss of $32.5 million in fourth quarter 2008 and operating income of $10.3 million in first quarter 2008. Appleton reported net income from continuing operations of $1.2 million for first quarter 2009 compared to net income from continuing operations of $21.4 million for the same quarter of 2008. During first quarter 2008, Appleton recorded a $22.2 million net litigation settlement gain as the result of a lawsuit to recover previously incurred costs from an insurance carrier.

Cautious optimism
“While demand for our products reflected the weakened economy, we performed well,” said Mark Richards, Appleton’s chairman, president and chief executive officer. “We benefitted from disciplined spending and operational excellence, as well as lower input costs. We are encouraged by our performance, especially compared to fourth quarter 2008, because it affirms our strategy of quickly addressing the difficult business environment and our commitment to achieve continued performance improvements,” Richards said.

Despite lower shipment volumes, first quarter 2009 results were positively impacted by lower raw material and manufacturing costs and reduced selling, general and administrative expenses. During the three months ended April 5, 2009, selling, general and administrative expenses were 23.1 percent lower than the previous year quarter. Also during first quarter 2009, the Company made market purchases of its senior subordinated notes totaling $7.5 million. Since the notes were purchased at a price significantly less than face value, the Company recorded a $5.5 million net gain on these purchases.

Appleton Reports First Quarter 2009 Results	page 2
May 4, 2009

First Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 5, 2009	March 30, 2008	April 5, 2009	March 30, 2008

Technical Papers	$188,606	$209,612	$8,960	$12,473
Performance Packaging	23,944	27,000	344	1,463
Other (Unallocated)	—	—	(1,881)	(3,632)
	$212,550	$236,612	$7,423	$10,304

Technical Papers
Technical Papers first quarter 2009 net sales of $188.6 million were $21.0 million, or 10.0 percent, lower than first quarter 2008 as lower net sales of coated solutions were partially offset by higher net sales of thermal and security papers. Coated solutions net sales decreased $24.6 million, or 17.8 percent, compared to first quarter 2008, primarily due to volume shortfalls in all market channels which offset slight gains from improved pricing and favorable mix. Net sales of thermal papers increased $2.0 million, or 3.2 percent, compared to the prior year quarter, due to increased shipment volumes. Net sales of security papers increased $1.6 million, or 18.6 percent, compared to first quarter 2008, due to increased shipment volumes.

Technical Papers first quarter 2009 operating income decreased $3.5 million, or 28.2 percent, to $9.0 million primarily due to overall lower shipment volumes (-$6.7 million), mill curtailments to match customer demand  (-$5.5 million), planned start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (-$2.9 million) and increased bad debt expense (-$1.7 million) which were partially offset by reduced manufacturing spending (+$2.8 million), lower distribution costs (+$3.8 million) and favorable selling, general and administrative spending (+$6.7 million).

Performance Packaging
Performance Packaging first quarter 2009 net sales of $23.9 million were $3.1 million, or 11.3 percent, lower than first quarter 2008 due to flat volumes and lower selling prices resulting from resin price declines. First quarter 2009 operating income of $0.3 million was $1.1 million lower than first quarter 2008 due to margin compression arising out of resin pricing fluctuations during the quarter.

Other (Unallocated)
Other (unallocated) includes revenues and costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) operating loss decreased $1.7 million in first quarter 2009 compared to first quarter 2008 due to reduced selling, general and administrative expenses.

Appleton Reports First Quarter 2009 Results	page 3
May 4, 2009

First Quarter 2009 v. Fourth Quarter 2008 Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 5, 2009	January 3, 2009	April 5, 2009	January 3, 2009

Technical Papers	$188,606	$196,441	$8,960	$(6,728)
Performance Packaging	23,944	28,329	344	(22,356)
Other (Unallocated)	—	—	(1,881)	(3,446)
	$212,550	$224,770	$7,423	$(32,530)

Technical Papers
Technical Papers first quarter 2009 net sales of $188.6 million were $7.8 million, or 4.0 percent, lower than fourth quarter 2008 as lower net sales of coated solutions and thermal papers were partially offset by higher net sales of security papers. Coated solutions net sales decreased $7.3 million, or 6.1 percent, compared to fourth quarter 2008, primarily due to volume shortfalls. Net sales of thermal papers decreased $2.7 million, or 4.0 percent, compared to the prior quarter, due to decreased shipment volumes. Net sales of security papers increased $2.2 million, or 27.4 percent, compared to fourth quarter 2008, due to increased shipment volumes.

Technical Papers first quarter 2009 operating income of $9.0 million increased $15.7 million over fourth quarter 2008. First quarter 2009 standard gross profit was approximately $2.0 million greater than the previous quarter due to lower raw material costs. In comparison to fourth quarter 2008, first quarter 2009 experienced lower selling, general and administrative spending (+$7.7 million), lower restructuring expense (+$2.6 million), lower start-up costs at the West Carrollton, Ohio paper mill (+$2.2 million), lower distribution costs (+$1.8 million) and lower legal fees (+$0.9 million). This was partially offset by first quarter 2009 bad debt expense that was $1.5 million higher than fourth quarter 2008.

Performance Packaging
Performance Packaging first quarter 2009 net sales of $23.9 million were $4.4 million, or 15.5 percent, lower than fourth quarter 2008, despite a 6.7 percent increase in films shipment volumes, as a result of lower resin prices translating into lower selling prices to customers. First quarter 2009 operating income of $0.3 million was $22.7 million higher than fourth quarter 2008 because $21.9 million of goodwill impairment charges were recorded in this business during fourth quarter 2008.

Other (Unallocated)
Other (unallocated) includes revenues and costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) operating loss decreased $1.6 million in first quarter 2009 compared to fourth quarter 2008 due to reduced selling, general and administrative expenses.

Appleton Reports First Quarter 2009 Results	page 4
May 4, 2009

Balance Sheet
At the end of first quarter 2009, the Company had cash totaling $4.9 million. This compared to cash of $4.2 million at year-end 2008. During first quarter 2009, the Company borrowed a net $27.8 million on its revolving credit facility. The Company made market purchases of its senior subordinated notes totaling $7.5 million and recorded a $5.5 million net gain on these purchases. Appleton also made $1.3 million of mandatory debt repayments during the quarter. In March 2009, Appleton and its lenders entered into agreements to waive the events of default caused by non-compliance with its debt covenants and to amend other provisions of the senior secured credit facilities and the senior secured term note payable. These amendments to the senior secured credit facilities and the senior secured term note payable provide Appleton additional covenant flexibility to meet continuing difficult market conditions in 2009 by relaxing the total leverage ratios. The Company incurred total fees of $2.7 million to the lenders in conjunction with these amendments. As of April 5, 2009, Appleton was in compliance with its various amended covenants.

Capital spending during first quarter 2009 totaled $5.1 million compared to $26.0 million during the first quarter 2008. The West Carrollton mill expansion project, which became operational during the last half of 2008, accounted for $22.2 million of the spending in the first quarter 2008.

Outlook
In February 2009, Appleton began mixing black liquor with diesel fuel and using the mixture at its mill in Roaring Spring, Pennsylvania. The Company has applied to the Internal Revenue Service to be registered as an alternative fuel mixer. Pending the outcome of that registration, the Company will pursue an excise tax refund for its use of an alternative fuel mixture in its operation.

Richards said that the Company expects to see continued weak demand for its products which could negatively affect net sales for the remaining three quarters of 2009. However, since nearly all the start-up costs associated with the new thermal coater have been incurred, lower input costs and the ongoing cost reductions resulting from the fourth quarter 2008 restructuring should cushion the impact of lower volumes compared to 2008. Richards said, “We will continue to take prudent actions consistent with our operating plan and the needs of our customers to manage our way through these challenging times.”

Earnings release conference call
Appleton will host a conference call to discuss its first quarter 2009 results on Tuesday, May 5, 2009, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through June 4.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,200 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Appleton Reports First Quarter 2009 Results	page 5
May 4, 2009

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 3, 2009. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports First Quarter 2009 Results	page 6
May 4, 2009

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
 (dollars in thousands)

	For the Three Months Ended	For the Three Months Ended	For the Three Months Ended
	April 5, 2009	March 30, 2008	January 3, 2009

Net sales	$212,550	$236,612	$224,770
Cost of sales	170,809	181,690	188,418

Gross profit	41,741	54,922	36,352

Selling, general and administrative expenses	34,318	44,618	44,343
Goodwill impairment	—	—	21,961
Restructuring and other charges	—	—	2,578

Operating income (loss)	7,423	10,304	(32,530)

Other expense (income)
Interest expense	11,392	11,074	22,233
Debt extinguishment income, net	(5,380)	—	(11,598)
Interest income	(16)	(181)	(706)
Litigation settlement, net	—	(22,233)	—
Foreign exchange loss	279	232	2,523

Income (loss) from continuing operations before income taxes	1,148	21,412	(44,982)

(Benefit) provision for income taxes	(15)	37	(445)

Income (loss) from continuing operations	1,163	21,375	(44,537)

Discontinued operations
Income (loss) from discontinued operations, net of income taxes	—	25	(1,538)

Net income (loss)	$1,163	$21,400	$(46,075)

Other Financial Data:

Depreciation and amortization of intangible assets	$15,389	$14,795	$15,073

Appleton Reports First Quarter 2009 Results	page 7
May 4, 2009

Table 2

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited) (dollars in thousands)

	April 5, 2009	January 3, 2009

Cash and cash equivalents	$4,857	$4,180
Accounts receivable	101,103	92,029
Inventories	129,311	130,053
Other current assets	48,793	46,239
Total current assets	284,064	272,501

Property, plant and equipment, net	436,288	445,671

Other long-term assets	197,806	211,749

Total assets	$918,158	$929,921

Accounts payable	$47,095	$62,538
Other current liabilities	95,080	93,225
Total current liabilities	142,175	155,763

Long-term debt	617,644	598,598

Other long-term liabilities	264,149	282,505

Total equity	(105,810)	(106,945)

Total liabilities & equity	$918,158	$929,921